Investment Options and Limits Endorsement

This endorsement is made a part of the contract to which it is attached and is effective on the Contract Date. If there is any conflict between this endorsement and the contract, including any attached riders and endorsement provisions, these endorsement provisions take precedence.

The Investment Options and Limits provision of Your rider is replaced with the following:

Investment Options and Limits

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. Certain approved investment options may only be available within an allocation plan, subject to requirements and percentage limitations. Approved investment options and allocation plan requirements and limitations are described in Our then current published rules. Your initial approved investment option selection(s) are shown under Contract Data. You may, by Written Request or other method agreed to by Us, change Your choice of approved investment options, change to a different allocation plan, if available, or change Your investment allocations subject to Our requirements. We reserve the right to limit the number of transfers allowed each contract year.

We reserve the right to add, remove, combine or substitute approved investment options in Our sole discretion. We reserve the right to close or restrict approved investment options in Our sole discretion. We also reserve the right to add, remove or modify allocation plans, including adding and removing approved investment options, changing allocation plan requirements and changing percentage limitations, in Our sole discretion. Any change will apply to current allocations, future purchase payments and transfers.

We will provide advance written notice of any change or new limitation to the approved investment options, the allocation plans or allocation plan requirements. The change will take effect on the date We declare in the written notice. If You make a purchase payment or request a transfer, You must update Your Contract Value and purchase payment allocations to comply with Our current published rules.

RiverSource Life Insurance Company

Secretary

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